Filed Under Rule 433
Registration No. 333-135813

     GE Interest Plus®

How far is your cash going for you?

     GE Interest Plus®
Your cash goes
even further with
GE Interest Plus

     GE Interest Plus®
Your cash goes
even further with
GE Interest Plus

     GE Interest Plus®
Your cash goes
even further with
GE Interest Plus
earn from
2.73-3.04%
with
GE Interest Plus

GE Interest Plus®
get a $25 incentive**
**One lifetime incentive per Social Security number.

GE Interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation. You should note that GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investment in short term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit. GE Interest Plus is not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting geinterestplus.com. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by visiting geinterestplus.com or calling toll free 1-800-582-5458.
Yields as of 01/05/2009 and may be reset weekly. Yield reflects the annual rate of return on your investment it assumes

GE Interest Plus®
get a $25 incentive**
**One lifetime incentive per Social Security number.

generally a diversitied fund consisting of investment in short term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not on FDIC -insured deposit. GE Interest Plus is not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting geinterestplus.com. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by visiting geinterestplus.com or calling toll free 1-800-582-5458.
Yields as of 01/05/2009 and may be reset weekly. Yield reflects the annual rate of return on your investment. It assumes that interest is accrued daily and posted monthly, and that there are no additional investments or redemptions. Current rates and yields are available at geinterestplus.com.